                                                                      Exhibit 21

                  SUBSIDIARIES OF WHITING PETROLEUM CORPORATION

     As of the date hereof, Whiting Petroleum Corporation (f/k/a Whiting Petroleum Holdings, Inc.) has no subsidiaries. The following will become subsidiaries of Whiting Petroleum Corporation upon completion of the share exchange described in the prospectus that is a part of the Registration Statement which this exhibit accompanies.

                                                      Jurisdiction of
                                                     Incorporation or
                     Name                              Organization         Percent Ownership
                     ----                              ------------         -----------------
Whiting Oil and Gas Corporation                         Delaware                   100%
Whiting Programs, Inc.                                  Delaware                   100%
Whiting-Golden Gas Production Company                   Oklahoma                   100%
WOK Acquisition Company                                 Delaware                   100%
Whiting 1985 Production Partnership, Ltd.                 Texas                    100%
Whiting-State Street Production Partnership, Ltd.         Texas                    100%
Whiting-FBC Production Partnership, Ltd.                  Texas                    100%
Whiting 1988 Production Limited Partnership, Ltd.         Texas                     16%
Whiting-Park Production Partnership, Ltd.                 Texas                     16%
Whiting-High Street Production Partnership, Ltd.          Texas                     16%